IMAX CORPORATION

Exhibit 10.10

March 30, 2021

VIA EMAIL

To: Bradley J. Wechsler

Re:  Your Service as Chairman of the Board of Directors

Dear Brad:

I am writing to confirm our agreement with respect to your service as Chairman of the Board of Directors of IMAX Corporation (“IMAX” or the “Company”). We have agreed as follows:

1.	You have notified the Company that you will step down as Chairman of the Board of IMAX following the annual shareholders’ meeting scheduled for June 9, 2021 (the “Shareholders’ Meeting”).

2.

You have notified the Company that you will not run for reelection to IMAX’s Board, so your service as a director will end upon conclusion of the Shareholders’ Meeting.  You will serve as Chairman during the Shareholders’ Meeting.

3.

If the press contacts the Company about your stepping down as Chairman or your departure from the Board, the Company will let you know and will give you the opportunity to comment.  If the press contacts you about these matters, you will inform the Company and will give the Company the opportunity to comment.

4.

The Services Agreement between the Company and you dated as of December 11, 2008, as amended by an Amending Agreement dated as of February 14, 2011 and an Amending Agreement No. 2 dated as of April 1, 2013 (collectively, the “Services Agreement”), shall terminate following the Shareholders’ Meeting.

5.	Notwithstanding the termination of the Services Agreement on June 9, 2021, the Company will:

a.	continue to provide you with your current medical benefits through December 31, 2021;

Bradley J. Wechsler

March 30, 2021

b.	continue to pay your car lease and reasonable automobile expenses through the end of your current car lease (the “Lease End”);

c.	make an up-front payment to you within thirty (30) days to cover your garage expenses through the Lease End; and

d.	allow you a reasonable amount of time to transfer email and phone contacts from your IMAX accounts.

6.	The Company agrees not to offer employment to your executive assistant.

7.

You agree to continue to maintain in the strictest confidence all confidential information concerning or relating to IMAX, and not to use or disclose any such information for as long as it remains confidential.

8.

Notwithstanding anything to the contrary herein, this letter agreement shall not affect any rights or obligations under any provision of your previously expired July 1, 1998 employment agreement, as amended, that was intended to survive termination.

9.	In consideration of the terms set out in this agreement:

a.

you, on behalf of yourself, your heirs, administrators and assigns, hereby release and forever discharge IMAX, its subsidiaries and affiliates and each of its and their respective officers, directors, employees, servants and agents, and their successors and assigns jointly and severally from any and all actions, causes of action, complaints, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever arising, which you may heretofore have had, may now have or may hereinafter have in any way relating to your service as Chairman of the Board of IMAX or your stepping down as Chairman of the Board.

b.

IMAX, on behalf of itself, its subsidiaries and affiliates, hereby releases you, your heirs, and your and their successors and assigns jointly and severally from any and all actions, causes of action, complaints, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever arising, which IMAX may heretofore have had, may now have or may hereinafter have in any way relating to your service as Chairman of the Board of IMAX or your stepping down as Chairman of the Board.

10.	Nothing herein shall be deemed to waive your rights to indemnification by the Company pursuant to that certain June 12, 2018 Indemnification Agreement between you and IMAX.

Bradley J. Wechsler

March 30, 2021

If the foregoing accurately sets forth our understanding, please execute this letter agreement where indicated below.

This agreement may be executed in two or more counterparts and may be delivered electronically.  When so executed and delivered, each counterpart shall be deemed an original and all of them taken together shall constitute one and the same agreement.

Very truly yours,

IMAX Corporation

By: ____/s/ Robert D. Lister_____

Robert D. Lister

Senior Executive Vice President

& Chief Legal Officer

By: ___/s/ Kenneth Weissman____

Kenneth Weissman

Senior Vice President, Legal Affairs

  & Corporate Secretary

AGREED AND ACKNOWLEDGED

(as of the date indicated above)

__/s/ Bradley J. Wechsler_____________________

Bradley J. Wechsler